                                  Exhibit 2.1


                         AGREEMENT AND PLAN OF MERGER


                                    Among


                           BALLARD MEDICAL PRODUCTS,



                          KIMBERLY-CLARK CORPORATION


                                     and


                            JAZZ ACQUISITION CORP.



                         Dated as of December 23, 1998

                               TABLE OF CONTENTS


                                                                     Page

     ARTICLE I

          THE MERGER; CLOSING; EFFECTIVE TIME  . . . . . . . . . . . .  2
          1.1. The Merger  . . . . . . . . . . . . . . . . . . . . . .  2
          1.2. Closing . . . . . . . . . . . . . . . . . . . . . . . .  2
          1.3. Effective Time  . . . . . . . . . . . . . . . . . . . .  2
          1.4. Further Assurances  . . . . . . . . . . . . . . . . . .  2

     ARTICLE II

          CERTIFICATE OF INCORPORATION AND BY-LAWS
          OF THE SURVIVING CORPORATION . . . . . . . . . . . . . . . .  3
          2.1. The Certificate of Incorporation  . . . . . . . . . . .  3
          2.2. The By-Laws . . . . . . . . . . . . . . . . . . . . . .  3

     ARTICLE III

          OFFICERS AND DIRECTORS
          OF THE SURVIVING CORPORATION . . . . . . . . . . . . . . . .  3
          3.1. Directors . . . . . . . . . . . . . . . . . . . . . . .  3
          3.2. Officers  . . . . . . . . . . . . . . . . . . . . . . .  4

     ARTICLE IV

          EFFECT OF THE MERGER ON CAPITAL STOCK;
          EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . . .  4
          4.1. Effect on Capital Stock . . . . . . . . . . . . . . . .  4
          4.2. Exchange of Certificates for Shares . . . . . . . . . .  5
          4.3. Dissenters' Rights  . . . . . . . . . . . . . . . . . .  8
          4.4. Adjustments of Exchange Ratio . . . . . . . . . . . . .  8

     ARTICLE V

          REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .  8
          5.1. Representations and Warranties of the Company . . . . .  8
               (a)  Organization, Good Standing and Qualification  . .  8
               (b)  Capital Structure  . . . . . . . . . . . . . . . .  9
               (c)  Corporate Authority; Approval and Fairness . . . . 10
               (d)  Governmental Filings; No Violations  . . . . . . . 11
               (e)  Company Reports; Financial Statements. . . . . . . 12
               (f)  Absence of Certain Changes . . . . . . . . . . . . 12
               (g)  Litigation and Liabilities . . . . . . . . . . . . 13
               (h)  Employee Matters . . . . . . . . . . . . . . . . . 13
               (i)  Compliance with Laws; Permits  . . . . . . . . . . 15
               (j)  Takeover Statutes  . . . . . . . . . . . . . . . . 16
               (k)  Environmental Matters  . . . . . . . . . . . . . . 16
               (l)  Tax Matters  . . . . . . . . . . . . . . . . . . . 17
               (m)  Taxes  . . . . . . . . . . . . . . . . . . . . . . 17
               (n)  Intellectual Property  . . . . . . . . . . . . . . 18
               (o)  Brokers and Finders  . . . . . . . . . . . . . . . 19



          5.2. Representations and Warranties of Parent and Merger Sub 19
               (a)  Capitalization of Merger Sub . . . . . . . . . . . 20
               (b)  Organization, Good Standing and Qualification  . . 20
               (c)  Capital Structure  . . . . . . . . . . . . . . . . 20
               (d)  Corporate Authority  . . . . . . . . . . . . . . . 21
               (e)  Governmental Filings; No Violations  . . . . . . . 21
               (f)  Parent Reports; Financial Statements . . . . . . . 23
               (g)  Absence of Certain Changes . . . . . . . . . . . . 23
               (h)  Litigation and Liabilities . . . . . . . . . . . . 23
               (i)  Compliance with Laws; Permits  . . . . . . . . . . 24
               (j)  Environmental Matters  . . . . . . . . . . . . . . 24
               (k)  Tax Matters  . . . . . . . . . . . . . . . . . . . 25
               (l)  Ownership of Shares  . . . . . . . . . . . . . . . 25
               (m)  Brokers and Finders  . . . . . . . . . . . . . . . 25

     ARTICLE VI

          COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . 25
          6.1. Interim Operations  . . . . . . . . . . . . . . . . . . 25
          6.2. Acquisition Proposals . . . . . . . . . . . . . . . . . 28
          6.3. Information Supplied  . . . . . . . . . . . . . . . . . 29
          6.4. Stockholders Meeting  . . . . . . . . . . . . . . . . . 29
          6.5. Filings; Other Actions; Notification  . . . . . . . . . 29
          6.6. Taxation  . . . . . . . . . . . . . . . . . . . . . . . 31
          6.7. Access  . . . . . . . . . . . . . . . . . . . . . . . . 31
          6.8. Affiliates  . . . . . . . . . . . . . . . . . . . . . . 32
          6.9. Stock Exchange Listing and De-listing . . . . . . . . . 32
          6.10.Publicity . . . . . . . . . . . . . . . . . . . . . . . 33
          6.11.Options and Benefits  . . . . . . . . . . . . . . . . . 33
          6.12.Fees and Expenses . . . . . . . . . . . . . . . . . . . 34
          6.13.Indemnification; Directors' and Officers' Insurance . . 34
          6.14.Takeover Statute  . . . . . . . . . . . . . . . . . . . 36
          6.15.Parent Vote . . . . . . . . . . . . . . . . . . . . . . 36
          6.16.Notification of Certain Matters . . . . . . . . . . . . 36

     ARTICLE VII

          CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . 36
          7.1. Conditions to Each Party's Obligation to Effect the
               Merger  . . . . . . . . . . . . . . . . . . . . . . . . 36
          7.2. Conditions to Obligations of Parent and Merger Sub  . . 37
          7.3. Conditions to Obligation of the Company . . . . . . . . 39

     ARTICLE VIII

          TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . 40
          8.1. Termination . . . . . . . . . . . . . . . . . . . . . . 40
          8.2. Effect of Termination . . . . . . . . . . . . . . . . . 43








     ARTICLE IX

          MISCELLANEOUS AND GENERAL  . . . . . . . . . . . . . . . . . 44
          9.1. Survival  . . . . . . . . . . . . . . . . . . . . . . . 44
          9.2. Modification or Amendment . . . . . . . . . . . . . . . 44
          9.3. Waiver of Conditions  . . . . . . . . . . . . . . . . . 44
          9.4. Counterparts  . . . . . . . . . . . . . . . . . . . . . 44
          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL . . . . . 45
          9.6. Notices . . . . . . . . . . . . . . . . . . . . . . . . 45
          9.7. Entire Agreement; No Other Representations. . . . . . . 46
          9.8. No Third Party Beneficiaries  . . . . . . . . . . . . . 47
          9.9. Obligations of Parent and of the Company  . . . . . . . 47
          9.10.Severability  . . . . . . . . . . . . . . . . . . . . . 47
          9.11.Interpretation  . . . . . . . . . . . . . . . . . . . . 47
          9.12.Assignment  . . . . . . . . . . . . . . . . . . . . . . 47
          9.13.Specific Performance  . . . . . . . . . . . . . . . . . 48
          9.14.Projections and Forward-Looking Information . . . . . . 48









































                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (hereinafter called this
     "Agreement"), dated as of December 23, 1998, among Ballard Medical Products, a Utah corporation (the "Company"), Kimberly-Clark
     Corporation, a Delaware corporation ("Parent"), and Jazz Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                   RECITALS

          WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Common Stock, par value $.10 per share, of the Company (a "Share" or, collectively, the "Shares"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $1.25 par value, of Parent ("Parent Common Stock");

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

          WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of
     Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

          WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a "purchase;"

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter into this Agreement, Dale H. Ballard, solely in his capacity as a stockholder of the Company (the "Stockholder"), has entered into an agreement with Parent, in the form attached hereto as Exhibit A (the "Company Stockholder Agreement"), pursuant to which the Stockholder has agreed, among other things, to vote his Shares in favor of the Merger; and

          WHEREAS, as a condition to Parent's willingness to enter into this Agreement, concurrently herewith: (i) the Company and Parent are entering into a Consulting Agreement, a Severance Agreement and Release, and a Noncompetition Agreement with Dale H. Ballard, dated as of the date hereof; and (ii) the Company and Parent are entering into Noncompetition Agreements with certain other officers and key employees of the Company, each dated as of the date hereof (collectively, such Consulting Agreement, Severance Agreement and Release, and Noncompetition Agreements are referred to herein as the "Executive Agreements");


          WHEREAS, as a condition to Parent's willingness to enter into this Agreement, the Company and Parent are simultaneously entering into the option agreement attached hereto as Exhibit B (the "Company Option Agreement") pursuant to which the Company is granting an option to Parent to purchase Shares on the terms and subject to the conditions set forth therein; and

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Utah Revised Business Corporation Act, as amended (the "URBCA"), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in Section 16-10a-1106 of the URBCA.

          1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036 at 9:00 A.M. on the third business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

          1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "Utah Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of Utah as provided in Section 16-10a-1105 of the URBCA. The Merger shall become effective when the Utah Articles of Merger have been duly filed with the Secretary of State of Utah or, if otherwise agreed by the Company and Parent, such later date or time as is established by the Utah Articles of Merger (the "Effective Time").

          1.4. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other


     acts, agreements or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                  ARTICLE II

                   CERTIFICATE OF INCORPORATION AND BY-LAWS
                         OF THE SURVIVING CORPORATION

          2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that Article IV of the Articles of Incorporation shall be amended to read in its entirety as follows: "Article IV. Shares. The aggregate number of shares which this corporation shall have authority to issue is one hundred
     (100) shares, par value $.10 per share. All shares of the corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this corporation shall not be liable to any further call or assessment."

          2.2. The By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law, except that Sections 2 and 3 of Article V of the By-Laws shall be deleted and the remainder of
     Article V and all cross-references to sections within Article V shall be renumerated accordingly.

                                  ARTICLE III

                            OFFICERS AND DIRECTORS
                         OF THE SURVIVING CORPORATION

          3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.


          3.2. Officers The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                  ARTICLE IV

                    EFFECT OF THE MERGER ON CAPITAL STOCK;
                           EXCHANGE OF CERTIFICATES

          4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

               (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Shares")) shall be converted into, and become exchangeable for, that percentage of a validly issued, fully paid and nonassessable share of Parent Common Stock which is equal to the Exchange Ratio (as defined below), together with the corresponding percentage of a right (such rights being hereinafter referred to collectively as the "Parent Rights") to purchase shares of Series A Junior Participating Preferred Stock of Parent (the "Parent Series A Preferred Stock") pursuant to the Rights Agreement, dated as of June 21, 1988, as amended and restated as of June 8, 1995 (as so amended and restated, the "Parent Rights Agreement") between Parent and The First National Bank of Boston, as Rights Agent. All references in this Agreement to Parent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the associated Parent Rights. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the shares of Parent Common Stock into which such Shares have been converted, the right to purchase the Parent Series A Preferred Stock pursuant to the Parent Rights Agreement and the right, if any, to receive pursuant to
     Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c). As used in this Agreement, the "Exchange Ratio" shall mean the quotient (rounded to the nearest 1/10,000) determined by dividing $25.00 by the average of the closing price per share of Parent Common Stock on the New York Stock Exchange (the "NYSE") for the 10 trading days immediately preceding the fifth trading day preceding the Closing Date (the "Exchange Rate Period").

               (b) Cancellation of Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.
               (c)  Merger Sub.  At the Effective Time, each share of
     Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, par value $.10 per share, of the Surviving Corporation.

          4.2. Exchange of Certificates for Shares.

               (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Boston Equiserve, L.P. or a commercial bank having capital of not less than $5 billion selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock, and, after the Effective Time, if applicable, any cash, dividends or other distributions, with respect to the Parent Common Stock, to be issued or paid pursuant to the next to last sentence of Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

               (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and
     (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this
     Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer


     records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
     If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that (i) the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable, and
     (ii) that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of the Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

          For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

               (c)  Distributions with Respect to Unexchanged Shares;
     Voting.   (i)  All  shares of Parent Common Stock to be delivered
     pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the Parent Common Stock with a record date that is 10 days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate or affidavit of loss and, if reasonably required by Parent, indemnity bond in lieu thereof in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock delivered in exchange therefor, without interest, (A) at the time of such surrender, the dividends


     or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

               (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

               (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

               (e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article IV; no dividend or other distribution by Parent and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Certificate(s) for exchange pursuant to this Article IV will be paid an amount in cash (without interest) rounded up to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Parent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time shall occur (or, if the Parent Common Stock shall not trade on the NYSE on such date, the first day of trading in Parent Common Stock on the NYSE thereafter) by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1, Section 4.2(c) or Section 4.2(e) upon due surrender of their Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.




               (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, a properly completed letter of transmittal and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) or Section 4.2(e) upon due surrender of, and deliverable in respect of the Shares represented by, such Certificate pursuant to this Agreement.

          4.3. Dissenters' Rights. In accordance with Section 16-10a-1302 of the URBCA, no appraisal rights shall be available to holders of Shares in connection with the Merger.

          4.4. Adjustments of Exchange Ratio. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares or, during the period between the commencement of the Exchange Rate Period and the Closing Date, Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), dividend or distribution (other than quarterly cash dividends), recapitalization, merger (other than the Merger), subdivision, issuer tender or exchange offer for the issuer's own shares (other than repurchases by Parent between the date hereof and the Effective Time of less than 5% of the outstanding shares of Parent Common Stock pursuant to Rule 10b-18, promulgated under the Securities Exchange Act of 1934, as amended), or other similar transaction with a materially dilutive effect, or if a record date with respect to any of the foregoing shall occur prior to the Effective Time, the Exchange Ratio shall be equitably adjusted.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

          5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter (any matter disclosed in any section thereof being deemed to have been disclosed with respect to all other sections thereof) delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

               (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its


     properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and by-laws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and by-laws so made available are in full force and effect.

          As used in this Agreement, the terms (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (A) in law, rule or regulation applicable to all companies and businesses generally, or to the disposable medical products industry specifically, (B) in economic or business conditions generally, or in the disposable medical products industry specifically, or (C) in the securities markets in general, shall not be considered when determining if a Company Material Adverse Effect has occurred.

               (b) Capital Structure. The authorized capital stock of the Company consists of 75,000,000 shares of common stock, par value $.10 per share, of which 30,548,908 Shares were outstanding as of the close of business on December 15, 1998. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except for (i) Shares reserved for issuance upon exercise of options pursuant to the Company Option Agreement, (ii) as of December 15, 1998, 750,018 Shares reserved under the Company's 1988 Incentive Stock Option Plan, 1,125,021 Shares reserved under the Company's 1990 Incentive Stock Option Plan, 750,000 Shares reserved under the Company's 1991 Incentive Stock Option Plan, 200,000 Shares reserved under the Company's 1992 Incentive Stock Option Plan, 600,000 Shares reserved under the Company's 1993 Incentive Stock Option Plan, 600,000 Shares reserved under the Company's 1994 Incentive Stock Option Plan, 700,000 Shares reserved under the Company's 1995 Incentive Stock Option Plan, 700,000 Shares reserved under the Company's 1996 Incentive Stock Option Plan, 750,000 Shares reserved under the Company's 1997 Incentive Stock Option Plan, and 750,000 Shares reserved under the Company's 1998 Incentive Stock Option Plan (which Incentive Stock Option Plans are hereinafter collectively referred to as the "Stock Plans") and (iii) 10,000 Shares reserved pursuant to options granted to a consultant. No stock options or


     other rights have been granted to any person under the 1998 Incentive Stock Option Plan. The Company Disclosure Letter contains a correct and complete list as of December 15, 1998 of each outstanding option to purchase Shares under the Stock Plans (each a "Company Option"), including the holder, grant date, vesting date, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, right of first refusal agreement, limitation on voting rights, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights (other than rights accruing to the Company or its Subsidiaries), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments by the Company to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

               (c) Corporate Authority; Approval and Fairness. As of the date hereof, the Board of Directors of the Company has duly approved this Agreement, the Company Option Agreement and the Executive Agreements and has resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all corporate power and authority to enter into this Agreement, the Company Option Agreement and the Executive Agreements and to consummate the transactions contemplated hereby and thereby, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the "Company Requisite Vote"). The execution, delivery and performance of this Agreement, the Company Option Agreement and the Executive Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the stockholders of the Company. This Agreement, the Company Option Agreement and the Executive Agreements have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of such agreements by each other party thereto) constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (the "Bankruptcy Exception") and is subject to general equity principles (the "Equity Exception").



               (d)  Governmental Filings; No Violations.  (i)   Other
     than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and comparable international antitrust laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, if any, and (D) required to be made with the NYSE, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement or the Company Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                    (ii) The execution, delivery and performance of this Agreement, the Company Option Agreement and the Executive Agreements by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any loan or credit agreement, note, bond, indenture or other instrument evidencing indebtedness for borrowed money ("Debt Contracts") or any other agreement, lease, contract, arrangement or other obligation ("Other Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or any judgment, order or decree to which the Company or any of its Subsidiaries or any of its properties is subject or (C) any change in the rights or obligations of any party under any of the Debt Contracts or Other Contracts, except, in the case of clause (B) or
     (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Option Agreement.

                    (iii) (A) There is no event of default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Debt Contract binding upon the Company or any of its Subsidiaries, and (B) there is no event of


     default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Other Contract binding upon the Company or any of its Subsidiaries which would, in either case (A) or (B), individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

               (e) Company Reports; Financial Statements. Since September 30, 1996 (the "Audit Date"), the Company has filed all reports and other documents that it was required to file with the Securities and Exchange Commission (the "SEC"). Each registration statement, report, proxy statement or information statement (including exhibits, annexes and any amendments thereto) filed by it with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports") since the Audit Date was filed with the SEC electronically via and is available on the SEC's EDGAR system. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of consolidated operations, stockholders' equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

               (f) Absence of Certain Changes. Except as disclosed or reflected in the Company Reports filed prior to the date hereof or disclosed or reflected in the Company's 1998 audited financial statements, a copy of which has been furnished to Parent (the "Audited Financials"), since September 30, 1997 the Company and its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in


     respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; or (iv) any material change by the Company in accounting principles, practices or methods. Since September 30, 1997, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof or as disclosed or reflected in the Audited Financials, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) other than increases or amendments in the ordinary course.

               (g)  Litigation and Liabilities.   Except as disclosed or
     reflected in the Company Reports filed prior to the date hereof or as disclosed in the Audited Financials, and except for obligations and liabilities arising in the ordinary and usual course since the date on which the Company's Quarterly Report in Form 10-Q for its third fiscal quarter ended June 30, 1998 was filed with the SEC (which obligations and liabilities have not had, and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in their capacity as such) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), that, in the case of either clause
     (i) or (ii), individually or in the aggregate, are reasonably likely in either such case to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or, as of the date hereof, the Company Option Agreement. Except as disclosed in the Company Reports filed prior to the date hereof or as disclosed in the Audited Financials, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of the executive officers of the Company, any of its or their current or former directors or officers (in their capacity as such), that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

               (h)  Employee Matters.

                    (i) Neither the Company nor its Subsidiaries has any labor contracts or collective bargaining agreements with respect to any persons employed by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has engaged in any unfair labor practice except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no unfair labor practice complaint pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries. There is no labor


     strike, dispute, slowdown, or stoppage pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has experienced any primary work stoppage or labor difficulty involving its employees during the last three years, except in each case as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                    (ii) Set forth in Section 5.1(h) of the Company Disclosure Letter is a true and complete list of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement which the Company or any of its Subsidiaries maintains, or as to which the Company or any of its Subsidiaries is or will be required to make any payment for the benefit of any employee, director, former employee or former director of the Company and its Subsidiaries (the "Compensation and Benefit Plans"). The Company has delivered or made available to Parent with respect to each Compensation and Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed two plan years for which such reports have been filed,
     (iv) the financial statements for the most recently completed two plan years for which statements have been prepared, (v) the most recent determination letter issued by the Internal Revenue Service (the "IRS") and the application submitted with respect to such letter, and (vi) all correspondence with the IRS or Department of Labor concerning any pending controversy. Any "change of control" or similar provisions contained in any Compensation and Benefit Plan are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

                    (iii) All Compensation and Benefit Plans have been established and administered in all material respects in accordance with their terms and are in compliance in all material respects with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware as of the date hereof of any circumstances likely to result in revocation of any such favorable determination letter or of any circumstance indicating that any such plan is not so qualified in operation. As of the date hereof, there is no pending or, to the knowledge of the executive officers of the Company, material threatened litigation, claim (other than routine claims for benefits) or audit by any Person relating to the Compensation and Benefit Plans. To the knowledge of the executive officers of the Company, no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has


     occurred which would be expected to result in material liability to the Company or its Subsidiaries, assuming that, for purposes of determining materiality, the "taxable period" within the meaning of
     Section 4975 of the Code with respect to such prohibited transaction had expired as of the date hereof.

                    (iv) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of the Company, its Subsidiaries and their ERISA Affiliates have contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time, and no liability has been or is expected to be incurred by the Company or any Subsidiary with respect to any such plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate contributes to or maintains a Pension Plan subject to Title IV of ERISA or has contributed to or maintained any such plan at any time during the six-year period prior to the date hereof.

                    (v) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof, have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

                    (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as required under Part 6 of Title I of ERISA.

                    (vii)Except as contemplated by this Agreement or disclosed in Section 5.1(h) of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay or entitle them to severance pay upon their termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or the Stock Plans or (z) result in any material breach or violation of, or a material default under, any of the Compensation and Benefit Plans or the Stock Plans.

               (i) Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries are being conducted in compliance with applicable federal, state, local and foreign laws (collectively, "Laws"), except for such violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially


     burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Option Agreement. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement.

               (j) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including the Utah Control Shares Acquisitions Act) (each a "Takeover Statute") or any applicable anti-takeover provision in the Company's certificate of incorporation and by-laws or any shareholder rights agreement is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement or the Company Option Agreement.

               (k) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (i) to the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any written notices from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law (as defined below); (iii) the Company and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of the Company, there has not been a release of Hazardous Substances (as defined below) on any of the properties owned or operated by the Company or any of its Subsidiaries; and (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

          As used in this Agreement (i) the term "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources) or regulating or imposing standards of care with respect to the use, storage, handling, release or disposal of any Hazardous Substance, including petroleum; and (ii) the term "Hazardous Substance" means any substance listed, defined, designated, regulated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum products.




               (l) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates (as defined below) has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. An "Affiliate" of a party is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with it.

               (m) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns except for Taxes provided for in a reserve which is adequate for the payment of such Taxes and is reflected in the financial statements included in or incorporated by reference into the Company Reports filed prior to the date hereof or the books and records of the Company; and (iii) as of the date hereof, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended 1997, 1996, and 1995. As a result of the transactions contemplated by this Agreement, the Company Option Agreement and the Executive Agreements or the transactions contemplated hereby or thereby, none of the Company, Parent or their Subsidiaries will be obligated to make a payment that would be an "excess parachute payment" to an individual that is currently a "disqualified individual" with respect to the Company as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. The Company is not, nor has it ever been, a party to any Tax sharing agreement and has not assumed the Tax liability of any other person. The Company has disclosed on its federal income tax returns all positions it has taken that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. To the knowledge of the executive officers of the Company, the representations set forth in the Company Tax Certificate (as defined in Section 7.2 (d)) attached to the Company Disclosure Letter are true and correct in all material respects.

               As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock,


     severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

               (n)  Intellectual Property.

                    (i) The Company and/or its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license (each of which licenses is listed under Section 5.1(n) of the Company Disclosure Letter), as the case may be, all Intellectual Property Rights (as defined below) used in the business of the Company and its Subsidiaries as presently conducted, except for any failure to own or right to use that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. None of the Intellectual Property Rights are subject to any lien of any third party recorded in the U.S. Patent and Trademark Office.

                    (ii) Defendants in the litigation captioned Ballard Medical Products v. Allegiance Healthcare Corporation and Sorenson Critical Care, Inc., C. D. Utah, Civil No: 2:97 CV 0985J have alleged that the patents-in-suit are invalid and unenforceable. The Company denies such allegations and believes that the patents will be held to be valid and enforceable.

                    (iii)     Other than as described in subparagraph
     (ii) above, all issued patents and registered trademarks owned by the Company and its Subsidiaries are valid and enforceable, except for any invalidity or unenforceability that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

                    (iv) Except as is not reasonably likely to have a Company Material Adverse Effect:
                         (A)  Neither the Company nor any of its
     Subsidiaries is, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property Rights or computer software programs or applications; and

                         (B) To the knowledge of the Company, there are no infringements, misappropriations or violations of any Intellectual Property Rights of any other person that has occurred or results in any way from the operations of the respective businesses (excluding products under development) of the Company or


     its Subsidiaries. No claim of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person has been made or asserted in respect of the operations of the respective businesses of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has had notice of, nor does the Company have knowledge of any valid grounds for, any bona fide claim against the Company or its Subsidiaries that its Intellectual Property Rights, operations, activities, products (excluding products under development) software, equipment, machinery or processes infringe, misappropriate or violate any Intellectual Property Rights of any other Person.

                         (C) The Company and its Subsidiaries do not own any software.

                    (v) The Company has paid all maintenance and annuity fees for all patents and patent applications that are material to the Company and its Subsidiaries.

                     (vi)  As used in this Agreement, the term
     "Intellectual Property Rights" means:

                         (A)  All United States and foreign patents,
     patent applications, continuations, continuations-in-part, continuing prosecution applications, divisions, reissues, patent disclosures, extensions, re-examinations, inventions (whether or not patentable) or improvements thereto;

                         (B)  All United States, state, foreign, and
     common law trademarks, service marks, domain names, logos, trade dress and trade names (including all assumed or fictitious names under which the Company and each Subsidiary is conducting its business), whether registered or unregistered, and pending applications to register the foregoing;

                         (C) All United States and foreign copyrights, whether registered or unregistered and pending applications to register the same; and

                         (D)  All confidential ideas, trade secrets,
     know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other proprietary information.

               (o) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Bear, Stearns & Co. Inc. as its financial advisor, pursuant to arrangements which have been disclosed to Parent prior to the date hereof.

          5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior


     to entering into this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub each hereby represent and warrant to the Company that:

               (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

               (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation and by-laws, each as amended to the date hereof. Parent's and Merger Sub's certificates of incorporation and by-laws so made available are in full force and effect.

               As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties or results of operations of the Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule or regulation applicable to all companies and businesses generally or to the consumer products, tissue, paper or forest products industries specifically, (ii) in economic or business conditions generally, or in the consumer products, tissue, paper or forest products industries specifically, or (iii) in the securities markets in general, shall not be considered when determining if a Parent Material Adverse Effect has occurred.

               (c) Capital Structure. The authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Common Stock, and


     20,000,000 shares of Preferred Stock, without par value (the "Parent Preferred Stock") of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Parent Series A Preferred Stock"). As of December 15, 1998, 541,561,949 shares of Parent Common Stock were outstanding, and no shares of Parent Preferred Stock were issued and outstanding. All of the shares of Parent Common Stock deliverable in exchange for the Shares at the Effective Date in accordance with this Agreement and all of the shares of Parent Series A Preferred Stock deliverable to the holders of such Parent Common Stock pursuant to the Parent Rights Agreement if and when deliverable to them under the Parent Rights Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, as of December 15, 1998, (i) there were 2,000,000 shares of Parent Series A Preferred Stock reserved for issuance under the Parent Rights Agreement, and (ii) there were outstanding:
     (A) options to purchase 898,928 shares of Parent Common Stock under Parent's 1986 Equity Participation Plan, (B) options to purchase 12,648,831 shares of Parent Common Stock under Parent's 1992 Equity Participation Plan (C) options to purchase up to 678,668 shares of Parent Common Stock under Parent's Global Stock Option Plan, and (D) options to purchase 698,048 shares of Parent Common Stock under the stock option plans of Kimberly-Clark Tissue Company (formerly Scott Paper Company). Except as set forth above or in the Parent Reports (as defined in Section 5.2(f)), as of the date hereof there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments by Parent to issue or to sell any shares of Parent Common Stock or Parent Preferred Stock or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire Parent Common Stock or Parent Preferred Stock, and no securities or obligation evidencing such rights is authorized, issued or outstanding.

               (d)  Corporate Authority.

                    (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party by Parent and, where applicable, Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and, where applicable, Merger Sub. This Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party have been duly executed and delivered by Parent and, where applicable, Merger Sub and (assuming the valid authorization, execution and delivery of such agreements by the other parties thereto) constitute the valid and binding agreements of Parent and, where applicable, Merger Sub, enforceable against each of Parent and, where applicable, Merger Sub in accordance with their terms,


     except that enforceability may be limited by the Bankruptcy
     Exception and is subject to the Equity Exception.

                    (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to deliver the number of shares of Parent Common Stock required to be delivered pursuant to
     Article IV. The Parent Common Stock, when delivered, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

               (e) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, and comparable international antitrust laws, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, if applicable, and (D) required to be made with the NYSE, no notices, reports or other filings are required to be made by Parent or any of its Subsidiaries, including Merger Sub, with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or any of its Subsidiaries, including Merger Sub, from, any Governmental Entity, in connection with the execution and delivery of this Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party by Parent and, where applicable, Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby and thereby.

                    (ii) The execution, delivery and performance of this Agreement, the Company Option Agreement and any Executive Agreements to which it is a party by Parent and, where applicable, Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (B) a breach or violation of, or a default under, or an acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Debt Contracts or Other Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or any judgment, order or decree to which the Parent or any of its Subsidiaries or any of its properties is subject or (C) any change in the rights or obligations of any party under any such Debt Contracts or Other Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or



     materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby and thereby.

               (f) Parent Reports; Financial Statements. Each registration statement, report, proxy statement or information statement filed by Parent with the SEC since December 31, 1996 (including exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports") was filed with the SEC electronically via and is available on the SEC's EDGAR system. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

               (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since December 31, 1997 Parent and its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in the ordinary and usual course of business and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance, except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) any material change by Parent in accounting principles, practices or methods; or (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or Parent's regular quarterly dividends or increases in such dividends which are not materially in excess of past practice.

               (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings,


     investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries or any current or former director or officer of Parent or any of its Subsidiaries (in their capacity as such) or
     (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law, that, in the case of either clause (i) or (ii), individually or in the aggregate, are reasonably likely, in either such case, to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or, as of the date hereof, the Company Option Agreement. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Parent or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of the executive officers of the Parent, any of its or their current or former directors or officers (in their capacity as such), that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

               (i) Compliance with Laws; Permits. Except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries are being conducted in compliance with applicable Laws, except for such violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

               (j) Environmental Matters. Except as disclosed in the Parent Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) to the knowledge of Parent, Parent and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law; (iii) Parent and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of Parent, there has not been a release of Hazardous Substances on any of the properties owned or operated by Parent or any of its Subsidiaries; and (v) to the knowledge of Parent, neither Parent nor any of its Subsidiaries has generated, stored, used, emitted, discharged or disposed of any


     Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

               (k) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

               (l) Ownership of Shares. Except as to Shares which may be acquired by Parent pursuant to the Company Option Agreement, neither Parent nor any of its Subsidiaries is the "Beneficial Owner" (as such term is defined in Rule 13d-3 of the Exchange Act) of any Shares.

               (m) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has engaged Merrill Lynch & Co. as its financial advisor.

                                  ARTICLE VI

                                   COVENANTS

          6.1. Interim Operations. The Company covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve, and except as set forth in the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement):

               (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

               (b) neither it nor any of its Subsidiaries shall (i) sell, pledge, dispose of or encumber any capital stock owned by it or any of its Subsidiaries in any of its Subsidiaries or other Affiliates; (ii) amend its certificate of incorporation or by-laws;
     (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends on its capital stock publicly announced prior to the date hereof or the Company's regular semi-annual dividends or increases in such dividends which are not materially in excess of past practice or dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;


               (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than Shares issuable pursuant to options outstanding on December 15, 1998 under the Stock Plans or that certain consulting arrangement referred to Section 5.1(b) hereof); (ii) purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property, effect any improvements or expansions thereon; (iii) other than in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iv) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business (provided that any such expenditures do not exceed $500,000 individually or $2,000,000 in the aggregate); or (v) by any means, make any acquisition of, or investment in any business, through acquisition of assets or stock of any other Person or entity;

               (d) except as may be required by applicable law, and except as provided in Section 6.11, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees, except for salary or wage increases occurring in the ordinary and usual course of business;

               (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, enter into any material Debt Contracts or Other Contracts or modify, amend or terminate any of its material Debt Contracts or Other Contracts or waive, release or assign any material rights or claims;

               (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

               (g) neither it nor any of its Subsidiaries shall take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with past practice, with respect to accounting policies or procedures, except as may be required by changes in GAAP (in which case the Company will so advise Parent in advance in writing);

               (h) neither it nor any of its Subsidiaries shall sell, transfer, assign or (except as contemplated by subsection (n) below) abandon any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except for any abandonment of a non-material trademark or any



     intercompany transfer among the Company and its Subsidiaries, in either case, in the ordinary and usual course of business;

     `         (i)  neither it nor any of its Subsidiaries shall license
     or in any way encumber any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except in the ordinary and usual course of business;

               (j) neither it nor any of its Subsidiaries shall make any modification to employee or customer incentives or trade policies which would reasonably be expected to cause the Company's distributors or end-user customers to increase purchases above those levels normally required to meet their respective needs or cause an excessive increase or decrease in the Company's inventories or working capital, provided, however, that the Company and its Subsidiaries may continue, in a manner consistent with past practices, to give incentives to distributors, from time to time, to encourage larger purchases of Company products by said distributors;

               (k) neither it nor any of its Subsidiaries shall authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

               (l) the Company agrees that it will not settle, compromise or dismiss its ongoing litigation with Allegiance Healthcare Corporation and Sorenson Critical Care, Inc. (collectively, the "Allegiance Litigation"), and that it will allow Parent to actively participate as a consultant in, and will provide to Parent regular reports regarding the status of, such litigation and shall give due and careful consideration to suggestions on all aspects of said pending litigation from counsel for and executives of Parent;

               (m) the Company shall promptly notify Parent if the Company or its Subsidiaries become aware of any material infringement by the Company or its Subsidiaries of the Intellectual Property Rights of any third party or any material infringement by a third party of the Company's or its Subsidiaries' Intellectual Property Rights;

               (n) except where the Company has, prior to the date hereof, given instruction for maintenance and annuity fees not to be paid, the Company shall timely pay all maintenance and annuity fees for its and its Subsidiaries' patents and patent applications; and

               (o) the Company agrees that, with respect to the matters disclosed under Section 5.1(k) of the Company Disclosure Letter, the Company will consult with Parent before taking any material action with respect to such matters, and will provide to Parent regular reports regarding the status of such matters and shall give due and careful consideration to suggestions on all aspects of such matters, from counsel for and executives of Parent.

          For the avoidance of misunderstanding, it is understood and agreed that, notwithstanding anything in this Section 6.1 to the


     contrary, the Company and its Subsidiaries intend to continue to review potential acquisitions and acquisition candidates during the period between the date hereof and the Effective Time, provided that neither the Company nor any of its Subsidiaries shall consummate any acquisition or enter into any agreement with respect thereto without the prior written approval of Parent.

          6.2. Acquisition Proposals. From and after the date hereof, the Company shall not, and shall use its best efforts not to permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any Person, or engage in or continue discussions or negotiations relating to any Takeover Proposal; provided, however, that the Company may engage in discussions or negotiations with, and furnish information to, any Person that makes a written Takeover Proposal in respect of which the Board of Directors of the Company concludes in good faith if consummated would constitute a Superior Proposal (as hereinafter defined), but only if the Board of Directors of the Company shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company shall as soon as practicable and in any event no later than the date on which such Takeover Proposal is presented to the Company's Board of Directors notify Parent of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by the Company or any of the foregoing of any notice of any intention to make a Superior Proposal, including the identity of the person making such Takeover Proposal or intending to make a Superior Proposal and the material terms of any such Takeover Proposal. As used in this Agreement: (i) "Takeover Proposal" means any proposal or offer (other than a proposal or offer by Parent or any of its Affiliates) by any Person relating to any actual or potential merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries; and (ii) "Superior Proposal" means a bona fide proposal or offer made by any Person (x) to acquire the Company pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of the Company and its Subsidiaries as a whole or (y) to enter into a merger, consolidation or other business consolidation with the Company or any of its Subsidiaries, in each case on terms which a majority of the members of the Board of Directors of the Company determines in good faith, and based on the advice of independent financial advisors, to be


     more favorable to the Company and its stockholders than the transactions contemplated hereby (including any revised transaction proposed by Parent pursuant to Section 8.1(f)). During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement pertaining to the Company or its Subsidiaries or any standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, but subject to the exercise by the Board of Directors of the Company of their fiduciary obligations after consultation with outside counsel, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

          6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company's stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.4. Stockholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement. The Company's Board of Directors shall recommend such approval and shall take all lawful action to solicit such approval; provided, however, that the Company's Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation (and cease such solicitation) if such Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board of Directors under applicable law.

          6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the


     Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent shall use its best efforts (and the Company shall cooperate therewith) to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Parent and the Company shall mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use its best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals, if any, required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

               (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and
     (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

               (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and responding promptly to any requests for further information, in order to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement as promptly as practicable. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other and any of its respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

               (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective


     Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

               (f) Without limiting the generality of the undertakings pursuant to this Section 6.5, (i) the Company and Parent agree to provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement and the Company Option Agreement; and (ii) in connection with any filing or submission or other action required to be made or taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby or thereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or, in any material respect, any portions thereof or any of the business, product lines, properties or assets of Parent or any of its Affiliates.

          6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

          6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records (including its audit work papers and related documents) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would conflict with applicable laws relating to the exchange of information or result in the disclosure of any trade


     secrets of it or third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers. In requesting information hereunder, Parent shall cause its Representatives to act in a manner reasonably designed to minimize, to the extent practicable, disruption of the normal business operations of the Company and its Subsidiaries. Parent and the Company shall each designate two representatives to meet on a monthly basis to discuss the Company's capital expenditures, inventory management, sales promotions, distribution arrangements, construction projects, group purchasing organization contracts, other material contracts, patent licenses and such other business matters concerning the Company's operations as are desired. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 8.2).

          6.8. Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Stockholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit C (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

          6.9. Stock Exchange Listing and De-listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to no longer be listed on the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.



          6.10. Publicity. The initial press releases by Parent and the Company concerning this Agreement and the transaction contemplated hereby shall be mutually agreed as to content prior to issuance and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

          6.11.     Options and Benefits.

               (a) Stock Options. At the Effective Time, all outstanding Company Options which have not been exercised shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") decreased to the nearest whole share, determined by multiplying (i) the number of Company Shares subject to such Company Options immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash as soon as practicable after the Effective Time to the holders of Substitute Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise thereof. After the Effective Time, except as provided in this Section 6.11(a), each Substitute Option shall be exercisable upon the same terms, conditions and restrictions as were applicable to the related Company Option immediately prior to the Effective Time.

               (b) Employee Benefits. Parent agrees that for a period of not less than 12 months following the Effective Time, the employees of the Company and its Subsidiaries in the United States (the "Employees") will be provided with employee benefit plans and programs that are no less favorable in value in the aggregate, as determined by Parent in good faith in accordance with any reasonable method customarily used by Parent for making benefit comparisons, to those provided to the Employees immediately prior to the Effective Time, as set forth in Section 5.1(h)(ii) of the Company Disclosure Letter, excluding the Stock Plans and the 401(k) Plan (as defined below); provided that nothing in this Agreement shall limit the right of Parent or the Surviving Corporation to amend, terminate or discontinue any particular employee benefit plan or program in accordance with the terms thereof. Employees who become participants in any employee benefit plan or program of the Parent or any of its Subsidiaries, excluding any program with respect to retiree medical or retiree life insurance benefits, will be given credit under such plans and programs, for purposes of eligibility and vesting thereunder, for all service with the Company or its Subsidiaries.

          Parent agrees that it shall, and shall cause the Surviving Corporation to, honor all employment and severance agreements disclosed in Section 6.11 of the Company Disclosure Letter (except


     to the extent such employment and severance agreements are amended as of the date hereof pursuant to the Executive Agreements or are amended after the date hereof in contravention of Section 6.1(d) of this Agreement) in accordance with the terms thereof and subject to the rights of termination provided therein.

               (c) 401(k) Plan. After the Effective Time, Parent agrees to cause the Surviving Corporation to take all actions necessary to fully vest the account balances in the Company's 401(k) Plan (the "401(k) Plan") of all participants who are involuntarily terminated within two years after the Effective Time.

          6.12. Fees and Expenses. Except as otherwise provided in this Section 6.12, whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all expenses incurred in connection with the filing fees for the Prospectus/Proxy Statement and the Registration Statement on Form S-4 and the printing and mailing of the Prospectus/Proxy Statement shall be shared equally by the Parent and the Company.

          6.13.     Indemnification; Directors' and Officers' Insurance.

               (a) Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that Parent shall not have any obligation hereunder to any Indemnified Party (i) if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, or (ii) if such matter is attributable to the gross negligence or willful misconduct of the Indemnified Party. All rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

               (b)  Any Indemnified Party wishing to claim
     indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have


     to such Indemnified Party unless (and only to the extent) such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

               (c) The Surviving Corporation shall use its best efforts to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years from and after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best
     efforts to obtain as much   substantially similar D&O Insurance as
     can be obtained for the remainder of such period but in no event for a premium in excess (on an annualized basis) of two times the Current Premium.

               (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

               (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs, their representatives and assigns.



          6.14.Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company Stockholder Agreement or the Company Option Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Company Stockholder Agreement and the Company Option Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          6.15.Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

          6.16.Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of Parent or the Company, as the case may be, to comply with any covenant or agreement to be complied with by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                                  CONDITIONS

          7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company
     Requisite Vote and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate or articles of incorporation, as the case may be, and by-laws of each such corporation.

               (b) NYSE Listing. The shares of Parent Common Stock deliverable to the Company stockholders pursuant to this Agreement


     shall have been authorized for listing on the NYSE upon official notice of issuance.

               (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

               (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

               (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

               (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

          7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Treasurer to such effect.


               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Treasurer to such effect.

               (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Debt Contract or Other Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

               (d) Tax Opinion. Parent shall have received an opinion of Locke Liddell & Sapp LLP dated the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that, for federal income tax purposes;

                    (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

                    (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger.

                    (iii) No gain or loss will be recognized by the stockholders of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

                    (iv) The aggregate tax basis of the shares of Parent Common Stock received by a stockholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor.

                    (v) The holding period for shares of Parent Common Stock received by a stockholder in exchange for Shares pursuant to the Merger will include the holding period that such Shares were held by the stockholder, provided such Shares were held as capital assets by such stockholder at the Effective Time.

                    (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in such fractional share and the amount of cash received.

          In rendering such opinion, Locke Liddell & Sapp LLP may receive and rely upon representations contained in a certificate of Parent (the "Parent Tax Certificate") substantially in the form attached to


     the Parent Disclosure Letter, a certificate of the Company (the "Company Tax Certificate") substantially in the form attached to the Company Disclosure Letter and other appropriate certificates of Parent, the Company and others.

               (e) Cash Position. Immediately prior to the Effective Time, the Company shall have at least $63 million (reduced on a dollar for dollar basis by the amount of any cash expended by the Company or its Subsidiaries between the date hereof and the Closing Date as the purchase price for any business acquisition which is approved in advance by Parent in the manner contemplated by the last paragraph of Section 6.1) in the form of cash and cash equivalents on deposit with one or more financial institutions and shall have furnished written documentation, reasonably acceptable to Parent, evidencing such cash position.

          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.

               (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

               (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Debt Contract or Other Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

               (d) Tax Opinion. The Company shall have received an opinion of Coudert Brothers, dated the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, for federal income tax purposes;




                    (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

                    (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger.

                    (iii) No gain or loss will be recognized by the stockholders of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

                    (iv) The aggregate tax basis of the shares of Parent Common Stock received by a stockholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor.

                    (v) The holding period for shares of Parent Common Stock received by a stockholder in exchange for Shares pursuant to the Merger will include the holding period that such Shares were held by the stockholder, provided such Shares were held as capital assets by such stockholder at the Effective Time.

                    (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in such fractional share and the amount of cash received.

          In rendering such opinion, Coudert Brothers may receive and rely upon representations contained in a certificate of Parent substantially in the form of the Parent Tax Certificate, a certificate of the Company substantially in the form of the Company Tax Certificate and other appropriate certificates of Parent, the Company and others.

                                 ARTICLE VIII

                                  TERMINATION

          8.1. Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after any approval by the stockholders of Merger Sub or the Company of the matters presented in connection with the Merger:

               (a)  by mutual written consent of Parent and the Company;

               (b) by Parent, by written notice to the Company, if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen business days after receipt by the Company of written notice of such failure


     to comply or (ii) the stockholders of the Company shall not approve the Merger at the Stockholders Meeting or any adjournment thereof;

               (c) by the Company, by written notice to Parent, if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen business days after receipt by Parent of written notice of such failure to comply or (ii) the stockholders of the Company shall not approve the Merger at the Stockholders Meeting or any adjournment thereof;

               (d) by either Parent or the Company, by written notice from the terminating party to the other parties, if there has been
     (i) a breach by the other (or Merger Sub if the Company is the terminating party) of any representation or warranty made as of the date hereof that is not qualified by reference to a Material Adverse Effect, the effect of which has a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (ii) a breach by the other (or Merger Sub if the Company is the terminating party) of any representation or warranty made as of the date hereof that is qualified by reference to a Material Adverse Effect, in each case, which breach has not been cured (if capable of being cured) within fifteen business days after receipt by the breaching party of written notice of the breach;

               (e) by either Parent or the Company, by written notice from the terminating party to the other parties, if: (i) the Merger has not been effected on or prior to the close of business on September 30, 1999, whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an injunction, order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

               (f) by the Company, by written notice to Parent, if the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (f) unless (i) five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and at all reasonable times during such five business day period the Company shall have provided Parent a reasonable opportunity, during such five business day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between the Company and Parent (or an Affiliate of Parent) may be effected, and (ii) at the end of such five business day period such Board of Directors shall continue to


     believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal;

               (g) by Parent, by written notice to the Company, if (i) the Board of Directors of the Company shall not have recommended the Merger to the Company's stockholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to Parent or rescinded its recommendation of the Merger to the Company's stockholders as being advisable and fair to and in the best interests of the Company and its stockholders, or shall have modified in a manner adverse to Parent or rescinded its approval of the Agreement, or shall have resolved to do any of the foregoing,
     (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal (other than by Parent or an Affiliate of Parent) or shall have resolved to do so,
     (iii) a tender offer or exchange offer (other than by Parent or an Affiliate of Parent) for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the 10 business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such ten business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure), or (iv) the Company or any of its Subsidiaries, without having received prior written consent from Parent, shall have entered into, authorized, recommended, proposed, or publicly announced its intention to enter into, authorize, recommend or propose to its shareholders an agreement, arrangement, understanding or letter of intent with any Person (other than Parent or any of its Affiliates) to (A) effect a merger or consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined in the Company Option Agreement) of securities representing 20% or more of the voting power of the Company (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only the Company and one or more of its Subsidiaries or involving only any two or more of its Subsidiaries); and

               (h) by Parent or the Company, by written notice to the other party, if ten business days elapse after all the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing) shall be satisfied or waived and the Closing shall not have occurred through no fault of the terminating party.

          The right of Parent or the Company to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on



     behalf of such party, whether prior to or after the execution of this Agreement.

          8.2. Effect of Termination.

               (a) In the event of the termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void without any liability hereunder on the part of the Company, Parent, Merger Sub or their respective directors or officers, except that the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses) and this Section 8.2, in Article IX and in the Confidentiality Agreement dated August 3, 1998 between Parent and the Company (the "Confidentiality Agreement") shall survive any such termination; provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

               (b) The Company and Parent agree that if (i) if a Purchase Event (as defined in the Company Option Agreement) shall have occurred, (ii) this Agreement is terminated by Parent because the Company settles, compromises or dismisses the Allegiance Litigation without the prior written consent of Parent, or (iii) the stockholders of the Company fail to approve the Merger at the Stockholders Meeting or any adjournment thereof and, immediately prior to such vote, there exists (x) a Takeover Proposal (other than by Parent or any Affiliate of Parent) or (y) an outstanding tender offer or exchange offer by any person (other than Parent or any Affiliate of Parent) for 20% or more of the outstanding shares of capital stock of the Company (any transaction described in the preceding clauses (x) or (y) being a "Third Party Transaction"), and the Company or its Affiliates consummates such Third Party Transaction within one year of the date of the Stockholders Meeting or any adjournment thereof (the "Meeting Date"); then in the case of any event described in the preceding clause (i), (ii) or (iii), the Company shall pay to Parent an amount in cash equal to $15,000,000 (the "$15,000,000 Termination Fee"). If the stockholders of the Company fail to approve the Merger at the Stockholder Meeting or any adjournment thereof and, immediately prior to such vote, there exists a Third Party Transaction, then within five business days of the Meeting Date the Company shall pay to Parent all of Parent's and Merger Sub's expenses incurred in connection herewith (the "Merger Expenses") up to a maximum amount of $1,000,000 (the "Expense Cap"). If the Company subsequently pays the $15,000,000 Termination Fee pursuant to clause (iii) of this Section 8.2(b), such amount shall be offset and reduced by the amount of the Merger Expenses actually paid to Parent by the Company under this Section 8.2(b).

               (c) The Company and Parent agree that if the Company's stockholders do not approve the Merger at the Stockholders Meeting or any adjournment thereof and, immediately prior to such vote, there exists no Third Party Transaction, then within five business days of the Meeting Date the Company shall pay to Parent an amount in cash equal to the Merger Expenses up to the Expense Cap. If, however, during the 180-day period following the Meeting Date, there exists a Third Party Transaction and the Company or its Affiliates


     consummates such Third Party Transaction within one year of the Meeting Date, the Company shall pay to Parent on the date of consummation of such Third Party Transaction an amount in cash equal to $7,500,000 (the "$7,500,000 Fee") less the amount of the Merger Expenses actually paid to the Parent by the Company under this
     Section 8.2(c).

               (d) Any payment of the $15,000,000 Termination Fee (i) made pursuant to clause (i) or (ii) of Section 8.2(b) shall be made within five business days of the occurrence of the events described therein or (ii) made pursuant to clause (iii) of Section 8.2(b) shall be made on the date of consummation of the Third Party Transaction, in each case by wire transfer of immediately available funds to an account designated in writing by Parent.
     Notwithstanding anything in this Agreement (including Section 9.13) to the contrary, if either the $15,000,000 Termination Fee or the $7,500,000 Fee is paid under this Section 8.2, such payment shall constitute (together with rights, if any, arising under the Company Option Agreement) liquidated damages in full and complete satisfaction of, and shall be Parent's and Merger Sub's sole and exclusive remedy for, any loss, liability, damage or expense arising out of or in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

          9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and in Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing and De-listing), 6.11 (Options and Benefits), 6.12 (Fees and Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in
     Section 6.12 (Expenses), Section 8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          9.2. Modification or Amendment. Subject to the provisions of the applicable law and the rules of the NYSE, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an



     original instrument, and all such counterparts shall together constitute the same agreement.

          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE INTERNAL CORPORATE LAW OF THE COMPANY SHALL BE GOVERNED BY THE URBCA. Except as permitted by Section 9.13, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier or by registered or certified mail, postage prepaid, or by facsimile:







          if to Parent or Merger Sub:

          Kimberly-Clark Corporation
          1400 Holcomb Bridge Road
          Roswell, Georgia 30076
          Attention: Robert E. Abernathy
          Facsimile: (770) 587-7749

          with a copy to:

          Kimberly-Clark Corporation
          351 Phelps Drive
          Irving, Texas 75038
          Attention: Senior Vice President - Law
                     and Government Affairs

          Locke Liddell & Sapp LLP
          2200 Ross Avenue, Suite 2200
          Dallas, Texas 75201
          Attention: Gina E. Betts, Esq.
          Facsimile: (214) 740-8800

          if to the Company:

          Ballard Medical Products
          12050 Lone Peak Parkway
          Draper, Utah 84020
          Attention: Dale H. Ballard and Paul Hess
          Facsimile: (801) 523-5396

          with a copy to:

          Coudert Brothers
          1114 Avenue of the Americas
          New York, New York 10036
          Attention: Jeffrey E. Cohen, Esq.
          Facsimile: (212) 626-4120

     or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Option Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Company Stockholder Agreement, the Executive Agreements, the Confidentiality Agreement and the Confidentiality Agreement dated December 16, 1998, by and between Parent and the Company constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER


     REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S
     REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          9.8. No Third Party Beneficiaries.  Except as provided in
     Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to constitute an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to constitute an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations


     and warranties made with respect to such other Subsidiary as of the date of such designation.

          9.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

          9.14. Projections and Forward-Looking Information. Certain statements (i) contained in the Company Reports or in materials made available by the Company to Parent or in statements made by the Company to Parent in connection with the transactions contemplated by this Agreement or (ii) contained in the Parent Reports or in materials made available by Parent to the Company or in statements made by Parent to the Company in connection with the transactions contemplated by this Agreement may contain projections or other forward-looking information which indicate the Company's or the Parent's (as the case may be) current expectations or forecasts of future events. Such statements may often be identified by terms such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Such forward-looking information inherently involves a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions and numerous other factors, including risks not identified in any discussion of risk factors contained in the Company Reports or the Parent Reports. Actual results may vary materially. With respect to all such projections and other forward-looking information and data, it is acknowledged and agreed by the parties that none of the parties hereto is making any representation or warranty with respect to the fulfillment of any such projection or forward-looking information and data.

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

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                        KIMBERLY-CLARK CORPORATION

                                        By:/s/ John W. Donehower
                                        Name: John W. Donehower
                                        Title:   Senior Vice President and
                                                 Chief Financial Officer


                                        BALLARD MEDICAL PRODUCTS

                                        By:/s/ Dale H. Ballard
                                        Name: Dale H. Ballard
                                        Title:   President


                                        JAZZ ACQUISITION CORP.

                                        By: /s/ John W. Donehower
                                        Name: John W. Donehower
                                        Title:   Senior Vice President and
                                                 Chief Financial Officer


     D1995A-136517.21
























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